Exhibit 1

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DRILLING AT WHEELER RIVER INTERSECTS SIGNIFICANT MINERALIZATION
Toronto, Ontario — February 17, 2009... Denison Mines Corp. (TSX:DML)(NYSE ALTERNEXT US:DNN) (“Denison”) is pleased to announce continued success in drilling the new zone of unconformity hosted uranium mineralization at it’s 60% owned Wheeler River project in the Athabasca Basin in Canada. The third and fourth holes of the 2009 winter drill program have returned significant uranium intersections at the unconformity.
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The third hole of the 2009 winter season, WR-258 intersected 1.5 metres of strong high-grade and locally massive pitchblende mineralization and returned, at a 1.0 % eU3O8 cutoff, 2.3 metres of 18.7% eU3O8 from a depth of 396.0 metres.

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The fourth hole, WR-259, was drilled 50 metres along strike to the SW as a follow up to WR-258 and intersected 3.5 metres of strong and locally massive high grade mineralization. The hole intersected, at a 1.0% eU3O8 cutoff, 4.6 metres of 12.8% eU3O8 from a depth of 395.6 metres. The separation at the unconformity of these two intersections is approximately 46 m along the unconformity trace.

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The fifth hole, WR-260 was drilled 50 metres along strike to the SW as a follow up to WR-259. The separation at the unconformity of these two intersections is approximately 50 m. While intensely altered, probing returned only minor values of 0.9 metres of 0.396% eU3O8 from a depth of 393.2 m based on a 0.05 % eU3O cutoff. Upon reviewing the core, it appears that this hole overshot the anticipated mineralization by approximately 20 metres.

•	WR-261, in progress, was spotted to test the unconformity 50 metres northeast of the high grade mineralization intersected in WR-258.
The foregoing equivalent grades are based on down hole probing and in both high grade holes WR-258 and WR-259, zones of mineralization were composed of semi-massive pitchblende and urananite.
As detailed in the November 13, 2008, Third Quarter Press Release, WR-249 on line 4300, and WR-253, on line 3700 intersected uranium on lines 600 metres apart at the unconformity. The first hole of the 2009 season, WR-256, was drilled on line 4000 to test the midpoint of this zone. While no uranium was encountered, the first hole was interpreted as having overshot a potential mineralized zone and subsequently WR-258 was drilled under it, 35 metres down section and with the same -80 dip. Both WR-258 and WR-259 are located in the middle of this 600 metre long altered and mineralized zone. The 600 metre long zone remains open both to the NE and SW and this assumed minimum length is demarcated only by the existing drill sections at these locations.

Alteration over the mineralization is classic Athabasca Basin deposit style with strong silicification/desilicification, drusy quartz, grey zone (pyrite), dravite, hydrothermal hematite, proximal to a 15 metre unconformity offset associated with a strongly graphitic basement metasedimentary package. The exploration model at Wheeler has been, and remains, a repetition of the McArthur River pelite ore zone. The R zone mineralization is proximal to, and on the hanging wall of, the quartzite ridge which is the same structural and geological setting as that of the McArthur River deposit.
The mineralization within the R Zone is hosted primarily at the unconformity with some mineralization extending into the basement. This is a large hydrothermal system and while it appears altered and mineralized at all locations tested so far, no conclusions as to continuity can be inferred without addition drill testing. The intersections reported herein are single hole intercepts at the unconformity trace and the true width of mineralization is therefore unknown. Drilling will continue to define strike length before cross sectioning and infill work will begin.
Core recovery through the mineralization was good, and split core assays will be taken; the reported grades for WR-258, WR-259, and WR-260 are based on industry standard down hole probing carried out by Denison. These probes have been calibrated at the SRC test pits in Saskatoon. However, the high grades encountered herein make actual grade estimations imprecise, and the final assay grade may be somewhat higher or lower. Samples will be split, analyzed and reported as soon as is reasonably possible, and the results will be used to further calibrate the down hole probes.
Drilling continues on site. The approved 2009 winter program at Wheeler entails a total of 6,000 metres of drilling.
The project is a joint venture between Denison (60%), Cameco Corp. (30%) and JCU (Canada) Exploration Company, Limited (10%).
The technical information contained in this press release relating to the above described exploration activities is reported and verified by William C. Kerr, Denison’s Vice-President, Exploration, who is a “qualified person” as defined in National Instrument 43-101.
About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.

For more information, please contact

E. Peter Farmer Chief Executive Officer	(416) 979-1991 Extension 231

Ron Hochstein President and Chief Operating Officer	(416) 979-1991 Extension 232

James R. Anderson Executive Vice President and Chief Financial Officer	(416) 979-1991 Extension 372
Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Forward looking statements include, but are not limited to, statements with respect to estimated production; the development potential of Denison’s properties, including those of its joint ventures; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2008 available at http://www.sedar.com and its Form 40-F available at http://www.sec.gov. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of Denison for the year ended December 31, 2007 and other continuous disclosure documents filed since December 31, 2007 available at http://www.sedar.com, for further information relating to their mineral resources and mineral reserves.